SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: August 25, 1996



                                  CONSECO, INC.

                             State of Incorporation:
                                     Indiana


       Commission File Number                     IRS Employer Id. Number
            No. 1-9250                                 No. 35-1468632


                     Address of Principal Executive Offices:
                         11825 North Pennsylvania Street
                              Carmel, Indiana 46032

                                  Telephone No.
                                 (317) 817-6100



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                         CONSECO, INC. AND SUBSIDIARIES





ITEM 5.  OTHER EVENTS.

     On August 26, 1996, Conseco, Inc. ("Conseco") announced the following:

     (i) Conseco has agreed to acquire American Travellers Corporation ("American Travellers"), a provider of long- term care insurance, for approximately $793 million in Conseco common stock. Under the definitive agreement dated August 25, 1996, between Conseco and American Travellers, each of the 18.0 million issued and outstanding shares of American Travellers common stock would be converted into the right to receive a fraction of a share of Conseco common stock having a value between $32.00 and $35.03, depending on the average closing price of Conseco shares in the 10 trading days immediately preceding the second trading day prior to closing. Each $1,000 principal amount of American Travellers' 6-1/2 Percent Convertible Subordinated Debentures would become convertible into shares of Conseco common stock having a value between $2,110 and $2,310, depending on the same average price. The total value of Conseco common stock to be issued in this transaction includes $575 million to acquire American Travellers outstanding common shares and $218 million when the American Travellers debentures are converted. Under the agreement, American Travellers would be merged into Conseco. Consummation of the American Travellers transaction, which is subject to customary terms and conditions, including approval by the stockholders of both American Travellers and Conseco and regulatory approvals, is expected by the end of the fourth quarter of 1996.

     (ii) Conseco has agreed to acquire Capitol American Financial Corporation ("Capitol American"), a provider of cancer insurance and other supplemental health insurance products, for approximately $650 million in cash and Conseco common stock. Under the definitive agreement dated August 25, 1996, between Conseco and Capitol American, each of the
          17.8 million issued and outstanding shares of Capitol American common stock would be converted into the right to receive $30.00 in cash and $6.50 of Conseco common stock. The $680 million total value of the transaction includes $534 million in cash, $116 million in Conseco stock and $30 million of Capitol American debt being assumed by Conseco. Under the agreement, Capitol American would be merged into Conseco. Consummation of the transaction, which is subject to customary terms and conditions, including approval by the stockholders of Capitol American and regulatory approvals, is expected by the end of the fourth quarter of 1996.

    (iii) Conseco is distributing the stock of American Life Holdings, Inc. ("American Life Holdings"), a provider of retirement savings annuities, previously held by Conseco Capital Partners II, L.P. to all partners. Conseco then intends to acquire the stock of American Life Holdings not already owned by Conseco for approximately $165 million in cash. Under Conseco's offer, each of the 7.2 million outstanding shares of American Life Holdings not already owned by Conseco would be converted into the right to receive $23.00 in cash. American Life Holdings would become a wholly owned subsidiary of Conseco. Completion of the transaction, which is subject to approval by the shareholders of American Life Holdings, is expected by the fourth quarter of 1996.

     (iv) Conseco intends to merge with Bankers Life Holding Corporation ("Bankers Life"), a provider of supplemental health insurance products, in a transaction under which Conseco will acquire the outstanding shares of Bankers Life that Conseco does not already own for approximately $117 million in Conseco common stock. In the intended merger, each of the 4.7 million outstanding shares of Bankers Life common stock not already owned by Conseco would be converted into the right to receive $25.00 in Conseco common stock. Bankers Life would be merged into Conseco. Completion of the transaction, which is subject to review by the Securities and Exchange Commission of the information to be submitted to shareholders of Bankers Life describing the terms of the merger, is expected to occur in the fourth quarter of 1996.



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                         CONSECO, INC. AND SUBSIDIARIES




     On August 27, 1996, Conseco called for redemption all 5.3 million outstanding shares of its Series D Cumulative Convertible Preferred Stock ("Series D Stock"). The Series D Stock will be redeemed on September 26, 1996, at $52.916 per share in cash, including $0.641 per share of accrued and accumulated unpaid dividends. Dividends on the Series D Stock will cease to accrue on September 26, 1996. Each Series D share can be converted into 1.5686 shares of Conseco common stock (no par value) until 5:00 p.m. (Eastern Daylight Savings Time) on September 20, 1996. No adjustments for accrued but unpaid dividends will be paid upon conversion to common stock, and no fractional shares of common stock will be delivered. Conseco will pay the cash equivalent of any such fractional interests. All shares of Series D Stock not previously converted will be redeemed on the redemption date.

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                         CONSECO, INC. AND SUBSIDIARIES





ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

       (a)   FINANCIAL STATEMENTS -- None

       (b)   PRO FORMA FINANCIAL INFORMATION -- None

       (c)   EXHIBITS

             2.6    Agreement and Plan of Merger dated as of August 25,
                    1996, by and between   Conseco, Inc. and  American
                    Travellers Corporation

             2.7 Agreement and Plan of Merger dated as of August 25, 1996, by and among Conseco, Inc., CAF Acquisition Company and Capitol American Financial Corporation

             99.1 Shareholders Agreement dated as of August 25, 1996, by and among Conseco, Inc. and Barry J. Hershey and Connie Hershey



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                         CONSECO, INC. AND SUBSIDIARIES




                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: August 28, 1996

                                          CONSECO, INC.




                                          By: /s/ ROLLIN M. DICK
                                              ------------------
                                              Rollin M. Dick
                                              Executive Vice President
                                                 and Chief Financial Officer


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